Exhibit r.3

Vii Peaks Co-Optivist Income Fund

Sarbanes-Oxley Code of Ethics for Covered Officers

I.	Covered Officers/Purpose of the Code

This Code of Ethics (“Code”) of the portfolio(s) of VII Peaks Co-Optivist Income Fund (the “Trust”) applies to the Trust’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers”) as listed in Exhibit A. The Code is intended to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

•	Compliance with applicable laws and governmental rules and regulations;

•	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	Accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interests interfere with the interests of, or his or her service to, the Trust. For example, conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust.

Some Conflicts Addressed by Other Laws and Procedures. Certain conflicts of interest arise out of the relationships between the Covered Officers and the Trust and already are subject to the conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”) and the rules adopted under those laws. For example, Covered Officers may not purchase or sell portfolio securities or other property from or to the Trust, or engage in certain joint transactions with the Trust, because of their status as “affiliated persons” of the Trust. The compliance programs and procedures of the Trust and VII Peaks Capital, LLC, the Trust’s investment adviser (the “Adviser”) are designed to prevent, or identify and correct, violations of those restrictions or similar restrictions. This Code is not intended to replace the procedures designed to address these conflicts, which fall outside of the parameters of this Code.

Other conflicts may arise from the contractual relationship between the Trust and the Adviser, which also employs the Covered Officers. This relationship may or may not present an opportunity for improper personal benefit. In fulfilling their duties to the Adviser, Covered Officers must necessarily establish policies and implement decisions that may have differing effects on the Adviser compared to the Trust. The Covered Officers’ participation in such activities is contemplated by the 1940 Act, is inherent in the contractual relationship between the Trust and the Adviser, and is not inconsistent with their performance of their duties as officers of the Trust. Such activities will be deemed to have been handled ethically as long as they are in conformity with the Covered Officers’ duties and obligations under the 1940 Act, the Investment Advisers Act, the Trust’s contract(s) with the Adviser, and any applicable compliance procedures of the Adviser and the Trust.

Conflicts Addressed by the Code. This Code is intended to cover certain other conflicts of interest that are not subject to provisions in the 1940 Act and the Investment Advisers Act. The overarching principle underlying the Code is that the personal interests of a Covered Officer should not be placed improperly before the interests of the Trust.

Each Covered Officer must not:

•	Use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust so that the Covered Officer would benefit personally to the detriment of the Trust;

•	Cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Trust;

•	Use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally with the intent of benefiting from the market effect of such transactions;

•	Retaliate against any other Covered Officer, or any employee of the Trust, the Adviser, other service providers, or their affiliated persons, for good faith reports of potential violations of the Code.

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Potential Conflicts to be Discussed. Additionally, conflicts of interest may arise in other situations, the propriety of which may be discussed, if material, with the Trust’s Chief Compliance Officer (“CCO”). Examples of these include:

•	Service as a director/trustee on the board of any public or private company;

•	The receipt of any non-nominal gifts;

•	The receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety (or other formulation as the Trust already uses in another code of conduct);

•	Any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

•	A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III. Disclosure and Compliance

Each Covered Officer should promote appropriate disclosure of accurate information about the Trust in required reports and other communications, and promote compliance with applicable laws and regulations.

•	Each Covered Officer must familiarize himself or herself with the disclosure requirements to the Trust;

•	Each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, either within or outside the Trust, including to the Trust’s trustees and auditors, and to governmental regulators and self-regulatory organizations;

•	Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and the Adviser, and with outside professionals when he or she deems it necessary, with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

•	Each Covered Officer has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

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IV. Reporting and Accountability

Each Covered Officer must:

•	Upon adoption of the Code (or thereafter, upon becoming a Covered Officer), affirm in writing to the Trust’s Board of Trustees (the “Board”) that the Covered Officer has received, read, and understands this Code;

•	Annually, thereafter affirm to the Trust’s CCO that the Covered Officer has complied with the requirements of this Code (see form in Exhibit B);

•	Respond fully at least annually to questions in the Trust’s Annual Trustee and Officer Questionnaire relating to categories of affiliations or other relationships concerning possible conflicts of interest; and

•	Notify the Trust’s CCO promptly if the Covered Officer is aware of facts and circumstances that he or she knows are a violation of this Code. Failure to do so is a violation of this Code.

V. Investigation and Enforcement

The Trust’s CCO is responsible for applying this Code to specific situations in which questions are presented under it, and has the authority to interpret this Code in any situation. However, any waivers sought by the Principal Executive Officer of the Trust will be considered by the Audit Committee of the Board (the “Committee”).

The Trust will follow these procedures in investigating and enforcing this Code:

•	The CCO will take all appropriate action to investigate any potential violations reported to him or her.

•	If, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action (such as reporting to the Committee).

•	Any matter that the CCO believes is a violation will be reported to the Committee.

•	If the Committee concurs that a violation has occurred, it will inform the Board. The Board (without the participation of the Covered Officer) will consider appropriate action, which may include review of and appropriate modifications to applicable policies and procedures, notification to appropriate personnel of the Adviser, or a recommendation to dismiss the Covered Officer.

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•	The Committee will be responsible for granting waivers, as appropriate.

•	Any amendments to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.	Other Policies and Procedures

This Code shall be the sole Code of Ethics for Covered Officers adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Trust’s investment adviser, principal underwriter, or other service providers may govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The separate Code of Ethics of the Trust and the Adviser under Rule 17j-1 under the 1940 Act contains separate requirements applying to the Covered Officers and others, and is not part of this Code.

VII.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Trust’s Board, and disclosed as required by SEC rules.

VIII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Trust’s Board, the Adviser and their counsel.

IX.	Internal Use

The Code is intended solely for internal use by the Trust, and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

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The CCO will review this Code at least annually to determine whether it should be amended or updated, and will annually report to the Board on the operation of the Code, any material changes or recommendations for material changes in the Code, and any material compliance matters under the Code.

Approved: ________, 2017

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Exhibit A

Persons Covered by this Code of Ethics for Covered Officers:

Gurpreet Chandhoke

President and Trustee of the Trust

Michelle MacDonald

Treasurer of the Trust

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Exhibit B

Annual Certification of Compliance

With the Sarbanes-Oxley Code of Ethics For Covered Officers

of The VII Peaks Co-Optivist Income Fund

I hereby acknowledge receipt of the Code of Ethics for Covered Officers of the Trust (the “Code”) of VII Peaks Co-Optivist Income Fund. I hereby certify that (i) I recently have re-read the Code and understand its provisions; and (ii) have complied with and will continue to comply with the requirements of the Code.

Gurpreet Chandhoke	Date
President and Trustee
VII Peaks Co-Optivist Income Fund

Michelle MacDonald	Date
Treasurer
VII Peaks Co-Optivist Income Fund

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